UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________________________________

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 28, 2007

___________________________________________________________________

COVENANT TRANSPORTATION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-24960	88-0320154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Birmingham Hwy., Chattanooga, TN	37419
(Address of principal executive offices)	(Zip Code)

(423) 821-1212
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 28, 2007, Covenant Transportation Group, Inc., a Nevada corporation (formerly known as Covenant Transport, Inc. and herein referred to as, the "Company"), and Covenant Asset Management, Inc., a Nevada corporation and one of the Company's subsidiaries (the "Borrower"), entered into Amendment No. 1 to Second Amended and Restated Credit Agreement ("Amendment No. 1") with Bank of America, N.A., as administrative agent (the "Agent") and SunTrust Bank, National City Bank, Branch Banking and Trust Company, First Tennessee Bank National Association, LaSalle Bank National Association, Regions Bank, and Sovereign Bank (collectively, with the Agent, the "Lenders").

Amendment No. 1 amends, among other things, certain (i) defined terms, (ii) negative covenants, and (iii) obligations related to the secured interest and collateral, as contained in that certain Second Amended and Restated Credit Agreement, dated December 21, 2006 that matures December 20, 2011, by and among the Company, the Borrower, and the Lenders (the "Credit Agreement").  Borrowings under the Credit Agreement continue to be classified as either "base rate loans" or "Eurodollar rate loans".  Base rate loans accrue interest at a base rate set equal to the higher of the Federal Funds Rate plus ½ of 1% or the Agent's prime rate plus an applicable margin that is adjusted quarterly between 0.000% and 1.000% based on a leverage ratio, which is generally defined as the ratio of borrowings, letters of credit, and the present value of operating lease obligations to our earnings before interest, income taxes, depreciation, amortization, and rental payments under operating leases.  Prior to Amendment No. 1, the applicable margin was adjusted quarterly between 0.000% and 0.375% based on the leverage ratio. Eurodollar rate loans accrue interest at LIBOR plus an applicable margin that is adjusted quarterly between 0.875% and 2.250% based on the leverage ratio.  Prior to Amendment No. 1, the applicable margin was adjusted quarterly between 0.625% and 1.625% based on the leverage ratio. Had Amendment No. 1 been in effect at June 30, 2007, the applicable margin would have been 1.875%, whereas prior to the execution of Amendment No. 1, the applicable margin was 1.625% based on the calculated leverage ratio.

The obligations of the Borrower under the Credit Agreement continue to be guaranteed by the Company and all of the Company's wholly-owned domestic subsidiaries, except CVTI Receivables Corp., a Nevada corporation (collectively, the "Guarantors"), and is secured by a pledge of certain of the Guarantors' assets.  In consideration for the Lenders agreeing to enter into Amendment No. 1, the Lenders' security interest was expanded to include, with limited exceptions, the now owned and hereafter acquired revenue equipment of the Guarantors.

The maximum borrowing limit under the Credit Agreement remains at the lesser of (i) $200.0 million or (ii) 90% of the net book value of eligible revenue equipment less specified types of unsecured indebtedness.  Letters of credit are still limited to an aggregate commitment of $100.0 million and a swing line facility still has a limit of $10.0 million. A commitment fee, adjusted quarterly between 0.175% and 0.500% per annum based on cash flow coverage, is due on the daily unused portion of the Credit Agreement. Prior to Amendment No. 1, the commitment fee was adjusted quarterly between 0.125% and 0.350%.

The foregoing summary of the terms and conditions of Amendment No. 1 does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 1, which will be filed with the Company's Form 10-Q for the quarter ending September 30, 2007.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K concerning the Company's obligations under Amendment No. 1 is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVENANT TRANSPORTATION GROUP, INC.

Date: August 30, 2007	By:	/s/ Joey B. Hogan
Joey B. Hogan Senior Executive Vice President and Chief Operating Officer